EXHIBIT 99

CONTACT: Stuart Tashlik                                         Embargo until
         Senior V.P. - Planning & Communications                8:00 a.m. E.D.T.
         602/207-5355

                              THE FINOVA GROUP INC.
           ANNOUNCES 31% INCREASE AND RECORD THIRD QUARTER NET INCOME


THIRD QUARTER 1999 HIGHLIGHTS:

   *  Record net income up 31% from 1998

   *  Record diluted earnings per share up 21% from 1998

   * Managed assets of $12.5 billion reflect 27% annualized portfolio growth for the quarter and 25% year to date

   * New business originations of $1.3 billion represent the fifth consecutive quarter in excess of $1 billion; year-to-date new business up 25% over 1998

                                   Third Quarter           Year to Date
                                 ----------------       ------------------
                                  1999      1998          1999      1998
                                  ----      ----          ----      ----

     Net income (in millions)    $ 54.9    $ 41.8       $ 158.6    $ 122.1
     Diluted earnings per
       common share              $ 0.86    $ 0.71       $  2.52    $  2.05
     Diluted cash earnings
       per common share*         $ 1.36    $ 1.12       $  3.72    $  2.98
     Operating margin               6.0%      6.2%          5.8%       6.3%
     Efficiency ratio              35.1%     37.7%         36.8%      39.1%

   * Cash earnings exclude goodwill, non-cash loss provisions and non-cash taxes.

PHOENIX, ARIZ., OCT. 15, 1999 -- The FINOVA Group Inc. (NYSE: FNV) today announced record net income of $54.9 million ($0.86 per diluted share) for the quarter ended Sept. 30, 1999, compared to a restated $41.8 million ($0.71 per diluted share) in the third quarter of 1998, a 31% increase in net income and a 21% increase in diluted earnings per share. (Earnings per share in 1999 included a higher average share count.)

                                    - more -

         Net income for the nine months ended Sept. 30, 1999 was a record $158.6 million ($2.52 per diluted share) compared to $122.1 million of net income ($2.05 per diluted share) for the first nine months of 1998, a 30% increase in net income and a 23% increase in diluted earnings per share.

         "Our 31% increase in earnings and 27% annualized portfolio growth resulted in an outstanding quarter for the company," said Sam Eichenfield, FINOVA's chairman and chief executive officer. "Business has been robust as new loan and lease originations for the year thus far have exceeded 1998 by 25% with backlog growing to an all-time high of $2.4 billion. This tremendous inflow of new business was due in part to the success of our initiatives in promoting cross-selling across all of our lines of business," Eichenfield added.

         Annualized portfolio growth for the third quarter and the first nine months of 1999 was 27% and 25%, respectively, compared to 20% and 16%, for the same quarter and year to date periods of 1998. The portfolio growth was due to new business originations (leases and loans) of $1.3 billion and $3.4 billion, respectively, for the third quarter and first nine months of 1999 which compares to $1.3 billion and $2.7 billion for the same periods a year ago. Fee-based volume for the third quarter of 1999 was $1.8 billion up from $1.6 billion for the third quarter of 1998 and for the year to date period in 1999 was $4.8 billion, down from $5.4 billion for the same period last year.

         Portfolio quality, measured by nonaccruing assets as a percent of managed assets, was 2.3% at Sept. 30, 1999 compared to 2.0% at Sept. 30, 1998. Net write-offs in 1999 were $14.9 million in the third quarter and $39.6 million year to date compared to $9.9 million and $36.9 million, respectively, for the same periods a year ago. At 0.50% of average managed assets for the third quarter of 1999 and 0.46% for the first nine months of 1999, write-offs approximated the company's expected range of 0.50% to 0.60%.

         Interest margins earned increased by 27% and rose to $149.1 million in the third quarter of 1999 from $117.5 million in the third quarter of 1998 due to the growth of the portfolio. Interest margins earned as a percentage of average earning assets increased to 5.5% in the third quarter of 1999 from 5.4% in the third quarter of 1998 due primarily to lower leverage and higher-yielding transactions in the Mezzanine Capital portfolio.

         Operating margin, which includes volume-based fees, grew 22% to $163.4 million in the third quarter of 1999 from $134.2 million in the comparable 1998 period, but as a percent of average earning assets, declined to 6.0% for the third quarter of 1999 from 6.2% in the third quarter of 1998 due to lower rates earned on fee-based volume in 1999.

                                    - more -

         Gains on disposal of assets were $14.9 million in the third quarter of 1999, down from $18.8 million in the second quarter and up from $6.5 million in the third quarter of 1998. These gains were generated by several lines of business through the sale of assets including assets coming off lease.

         Operating efficiency, which is measured by comparing operating expenses to operating margin and gains, was 35.1% in the third quarter of 1999, an improvement from the 37.7% for the third quarter of 1998. Operating expenses were $62.5 million in the third quarter of 1999, up from $53.0 million in the third quarter of 1998. The $9.5 million increase in operating expenses primarily consisted of personnel costs related to the addition of 155 employees (mainly through acquisitions) during the 12 months ended Sept. 30, 1999.

         "The results for the first nine months of 1999 included solid performances by all three of FINOVA's business segments, providing the impetus for another record year in 1999," concluded Eichenfield.

         The FINOVA Group Inc., through its principal operating subsidiary, FINOVA Capital Corporation, is one of the nation's leading financial services companies focused on providing a broad range of capital solutions primarily to midsize business. FINOVA is headquartered in Phoenix with business development offices throughout the U.S. and in London, U.K., and Toronto, Canada. FINOVA was recently named one of FORTUNE'S "Best 100 Companies To Work For In America." For more information, visit the company's website at www.finova.com.


                                       ###

                              The FINOVA Group Inc.
                          and Consolidated Subsidiaries
                         Summary of Consolidated Income
                                   (Unaudited)
                  (Dollars in Thousands, except per share data)


                                                          Quarter Ended                    Nine Months Ended
                                                          September 30,                       September 30,
                                                 ------------------------------      ------------------------------
                                                                       1998                                1998
                                                     1999            Restated            1999            Restated
                                                 ------------      ------------      ------------      ------------
Interest earned from financing transactions      $    289,160      $    229,290      $    801,360      $    644,104
Operating lease income                                 29,528            24,019            86,249            88,107
Interest expense                                     (150,142)         (121,937)         (420,478)         (346,909)
Operating lease depreciation                          (19,435)          (13,875)          (53,381)          (51,540)
                                                 ------------      ------------      ------------      ------------
Interest margins earned                               149,111           117,497           413,750           333,762
Volume-based fees                                      14,317            16,687            38,316            57,946
                                                 ------------      ------------      ------------      ------------
Operating margin                                      163,428           134,184           452,066           391,708
Provision for credit losses                           (25,550)          (19,000)          (52,050)          (44,500)
Gains on disposal of assets                            14,880             6,471            46,010            15,429
Operating expenses                                    (62,500)          (53,047)         (183,338)         (159,132)
                                                 ------------      ------------      ------------      ------------
Income before income taxes                             90,258            68,608           262,688           203,505
Income taxes                                          (34,407)          (25,824)         (101,226)          (78,554)
                                                 ------------      ------------      ------------      ------------
Income before preferred dividends                      55,851            42,784           161,462           124,951
Preferred dividends, net of tax                          (946)             (946)           (2,837)           (2,837)
                                                 ------------      ------------      ------------      ------------

Net Income                                       $     54,905      $     41,838      $    158,625      $    122,114
                                                 ============      ============      ============      ============

Basic earnings per share                         $       0.90      $       0.75      $       2.66      $       2.18
                                                 ============      ============      ============      ============
Basic average shares outstanding                   60,860,000        56,032,000        59,540,000        56,143,000
                                                 ============      ============      ============      ============

Diluted earnings per share                       $       0.86      $       0.71      $       2.52      $       2.05
                                                 ============      ============      ============      ============
Average shares outstanding assuming dilution       65,024,000        60,683,000        64,103,000        60,944,000
                                                 ============      ============      ============      ============

Dividends declared per common share              $       0.18      $       0.16      $       0.50      $       0.44
                                                 ============      ============      ============      ============

                              The FINOVA Group Inc.
         Selected Consolidated Financial Data and Ratios (Unaudited) (A)
                             (Dollars in Thousands)

                                                        As of September 30        As of December 31
                                                  -----------------------------   -----------------
FINANCIAL POSITION:                                  1999         1998 Restated     1998 Restated
                                                  -----------     -------------     -------------
Ending funds employed                             $11,973,767      $ 9,420,544      $10,020,221
Securitizations and participations sold (B)           530,538          516,019          537,596
                                                  -----------      -----------      -----------
  Total managed assets                             12,504,305        9,936,563       10,557,817
Reserve for credit losses                             248,290          187,161          207,618
Nonaccruing assets                                    285,454          199,367          205,233
Nonaccruing assets as % of managed assets (C)             2.3%             2.0%             2.0%
Reserve for credit losses as a % of:
  Ending managed assets (C) (D)                           2.1%             2.0%             2.0%
  Nonaccruing assets                                     87.0%            93.9%           101.2%
Total assets                                      $12,722,965      $ 9,847,769      $10,441,236
Total debt                                         10,289,419        7,891,283        8,394,578
Preferred securities                                  111,550          111,550          111,550
Common shareowners' equity                          1,591,699        1,147,218        1,167,231
Backlog                                             2,411,905        2,189,168        1,935,106
Common shares repurchased                           1,815,000        1,017,450        1,299,207
Leverage (debt to common and
  preferred equity)                                       6.0x             6.3x             6.6x


                                           For the Quarter Ended           For the Nine Months Ended
                                               September 30,                    September 30,
                                      ---------------------------       ----------------------------
PERFORMANCE HIGHLIGHTS:                  1999       1998 Restated          1999        1998 Restated
                                      -----------   -------------       -----------    -------------
Average managed assets                $12,041,613    $ 9,619,056        $11,497,458     $ 9,241,650
Average earning assets (E)             10,891,760      8,655,498         10,393,071       8,311,176
New business                            1,291,676      1,294,649          3,431,211       2,740,462
Fee-based volume                        1,823,488      1,635,697          4,840,247       5,400,311
Net write-offs                             14,933          9,941             39,585          36,928
Net write-offs (annualized) as a
 % of average managed assets (C)             0.50%          0.42%              0.46%           0.54%
Operating margin (annualized) as
 a % of average earning assets                6.0%           6.2%               5.8%           6.3%
Interest margins earned (annualized)
 as a % of average earning assets             5.5%           5.4%               5.3%           5.4%
Operating expenses as a % of
 operating margin plus gains                 35.1%          37.7%              36.8%          39.1%
Return (annualized) on average
 common equity                               14.0%          14.5%              14.6%          14.4%

----------
(A)  Averages for the periods presented are based on month-end balances.
(B) Securitizations are assets sold under securitization agreements and managed by the Company.
(C) Excludes participations sold in which the Company has transferred credit risk.
(D)  Excludes financing contracts held for sale.
(E) Average earning assets equal average funds employed less average deferred taxes on leveraged leases and average nonaccruing assets.